Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

Company Contact:	Media Contact:
Jeffrey J. Siemers	Katie Wood
Executive Vice President, Chief	Edelman
Administrative and Financial Officer	312-240-2827
and Secretary
847-718-8024

FOR IMMEDIATE RELEASE

May 19, 2006

Material Sciences Corporation Announces Fourth Quarter and Fiscal 2006 Results and

Investor Conference Call

ELK GROVE VILLAGE, Ill., May 19, 2006 — Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated metal applications, today reported results for the fourth quarter and year ended February 28, 2006. Results from continuing operations exclude the results of the Company’s Electronic Materials and Devices Group (EMD), which was divested on June 20, 2005, and results for both periods have been reclassified to reflect EMD as a discontinued operation.

Net sales for fiscal 2006 increased 8.8 percent to $286.6 million from $263.3 million in fiscal 2005, reflecting the introduction of new Quiet Steel® body panel laminate applications and a change in the pricing model of the company’s gas tank business. Income from continuing operations increased 124.4 percent to $7.2 million, equivalent to $0.49 per diluted common share, compared with $3.2 million, or $0.22 per diluted common share, in the prior year.

“We made progress in fiscal 2006 in three important areas,” said Clifford D. Nastas, chief executive officer of Material Sciences. “We introduced Quiet Steel in 27 new automotive applications, growing overall sales of acoustical products by 24 percent. Sales to domestic automotive manufacturers accounted for approximately 40 percent of our revenue last year, and we see additional sales opportunities with the transplant operations of foreign automotive manufacturers. Our new Applications Research Center will play a key role in helping us attract transplant business and expanding our products in new automotive and non-automotive applications.

“We also launched comprehensive process improvement programs to address significant production issues that had adversely impacted our results. These programs have already begun to reduce inventory and customer warranty costs and have helped to mitigate the impact of rising energy and raw material prices.

“Finally, we devoted attention to restoring the sales and marketing infrastructure of our coil coating business, which is under competitive pressure from domestic and overseas suppliers. We are carefully examining coil coating’s cost structure and implementing several initiatives to reduce cost and improve quality.”

Fiscal 2006 Review

Overall sales of acoustical materials increased to $141.9 million in fiscal 2006 from $114.6 million in the prior year. Sales of body panel laminate increased over 60 percent as Quiet Steel was introduced into new vehicle models and the unit volume of existing models increased during the fiscal year, while sales for brakes and engines were essentially flat.

Sales of electronic-based materials decreased to $9.8 million in fiscal 2006 compared with $18.9 million in the prior year, chiefly reflecting the shift to a toll processing program where the cost of the metal is no longer reflected in the selling price.

Sales of coated metal increased to $134.9 million from $129.8 million in the prior year, primarily due to an increase of $28.1 million in gas tank sales. A significant portion of this increase resulted from the adoption of a package approach, in which the cost of the metal is included in the sales price. This increase was partially offset by lower sales of electrogalvanized materials, building products, and lighting materials. In addition, the company’s decision to close its Middletown, Ohio, facility in the second quarter of fiscal 2005 negatively impacted fiscal 2006 sales by $5 million.

Although net sales increased, gross profit declined 7.9 percent to $50.7 million, or 17.7 percent of net sales, from $55.1 million, or 20.9 percent of net sales, in the prior year as increased energy costs, customer claims, quality issues, and lower scrap prices offset the beneficial impact of increased body panel laminate sales.

Selling, general and administrative expenses were $36.7 million in fiscal 2006 compared with $40.8 million in the prior year, primarily due to $4.1 million in long-term stock incentives in fiscal 2005 that did not repeat in fiscal 2006. The costs associated with compliance with Sarbanes-Oxley decreased to $1.5 million from $1.6 million in the prior year. Restructuring charges, primarily in conjunction with the closing of the Middletown, Ohio, facility announced in the first quarter of fiscal 2005, were $0.2 million in fiscal 2006 compared with $2.7 million in the prior year.

Fourth Quarter Results

For the three months ended February 28, 2006, net sales were essentially flat at $64.4 million. Gross profit declined 21.7 percent to $9.5 million from $12.2 million in the fourth quarter of 2005, as increased sales of body panel acoustical products were offset by weak aftermarket brake sales and sales of coated products, net of revenues from the value of the metal, from the change to a package approach in our fuel tank business. The loss from continuing operations was $0.7 million, equivalent to $0.05 per diluted common share, compared with a loss of $1.2 million, or $0.08 per diluted common share, in the prior year. On April 27, 2006, the Company had announced that it expected a loss from continuing operations of between $0.2 million and $0.4 million or $0.01 to $0.03 per diluted share. The adjustments made since that time primarily related to income tax items which are discussed below in the section labeled “Other Matters.”

Results of Discontinued Operations

In fiscal 2006, the Company recorded losses of $1.9 million, equivalent to $0.13 per diluted common share, on its discontinued Electronic Materials & Devices (EMD) business, compared with losses of $3.4 million, equivalent to $0.23 per diluted share, in the prior year. In addition, the company recorded a loss on the sale of EMD of $0.1 million, or $0.01 per diluted common share, net of income taxes, in the second quarter of fiscal 2006.

Other Matters

In its Form 10-K for the fiscal year ended February 28, 2006, the Company reported that it has remediated four out of the five material weaknesses that it had reported in the prior fiscal year. As the internal controls for the material weakness in its accounting for income taxes have not been operating effectively for a sufficient period of time, the Company does not yet consider this weakness to be fully remediated. The Company performed additional post-closing procedures to ensure the consolidated financial statements have been prepared in accordance with generally accepted accounting principles. As a result, the Company recorded an adjustment to deferred income taxes in the fourth quarter of fiscal 2006 of approximately $0.3 million.

On May 15, 2006, the Company announced that it had received notice from the Securities and Exchange Commission (“SEC”) requesting the Company to voluntarily produce information regarding the material weaknesses reported in its Form 10-K/A for fiscal 2005. The Company is fully cooperating with this request, but it cannot predict whether the SEC will seek additional information or what the outcome of this matter will be.

Outlook

Commenting on the company’s outlook, Material Sciences CEO Clifford D. Nastas said, “We anticipate only single digit sales increases for acoustical products in fiscal 2007 as their adoption in new platforms will be tempered by reduced demand from domestic automakers. At the same time, we are optimistic that our Applications Research Center will help spur new uses for our noise and vibration products by the Big Three and encourage their use by transplant manufacturers, which will expand sales and better balance our customer base. We anticipate that automotive acoustical applications will resume growth in fiscal 2008 as our robust pipeline of new development projects comes to market.”

Conference Call

Material Sciences will host a conference call to review the fourth quarter and fiscal 2006 results on Tuesday, May 23, at 1:00 p.m. Central Daylight Time. Clifford D. Nastas, chief executive officer, and Jeffrey J. Siemers, executive vice president, chief administrative and financial officer, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation and knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated metal applications as well as changes in industry capacity; the Company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; the outcome of the SEC inquiry into material weaknesses reported in fiscal 2005; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; the successful completion and operation of the Applications Research Center; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission on May 19, 2006.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences through the Internet is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended February 28,		Fiscal Year Ended February 28,
	2006	2005	2006	2005
Net Sales	$64,375	$63,937	$286,614	$263,323
Cost of Sales	54,826	51,744	235,882	208,252

Gross Profit	9,549	12,193	50,732	55,071
Selling, General and Administrative Expenses	9,293	13,629	36,655	40,832
Restructuring Expenses	(30)	7	218	2,657

Income (Loss) from Operations	286	(1,443)	13,859	11,582

Other (Income) and Expense:
Interest (Income) Expense, Net	(66)	83	(58)	889
Equity in Results of Joint Venture	(25)	(57)	(196)	(178)
Other Income	(6)	—	(6)	—
Loss on Early Retirement of Debt	—	—	—	4,205

Total Other (Income) Expense, Net	(97)	26	(260)	4,916

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	383	(1,469)	14,119	6,666
Provision (Benefit) for Income Taxes	1,046	(306)	6,918	3,457

Income (Loss) from Continuing Operations	(663)	(1,163)	7,201	3,209
Loss on Discontinued Operations Including Loss on Sale of EMD (Net of Benefit for Income Taxes of $2, $514, $1,228 and $2,330, Respectively)	(2)	(728)	(1,997)	(3,529)

Net Income (Loss)	$(665)	$(1,891)	$5,204	$(320)

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.05)	$(0.08)	$0.49	$0.22
Loss on Discontinued Operations	—	(0.05)	(0.14)	(0.24)

Basic Net Income (Loss) Per Share	$(0.05)	$(0.13)	$0.35	$(0.02)

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.05)	$(0.08)	$0.49	$0.22
Loss on Discontinued Operations	—	(0.05)	(0.14)	(0.24)

Diluted Net Income (Loss) Per Share	$(0.05)	$(0.13)	$0.35	$(0.02)

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income (Loss) Per Share	14,703	14,552	14,661	14,351
Dilutive Shares	—	—	29	64

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,703	14,552	14,690	14,415

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 28. 2006	February 28, 2005
Assets
Current Assets:
Cash and Cash Equivalents	$13,600	$1,774
Receivables, Less Reserves of $5,264 and $5,945, Respectively	36,419	39,713
Income Taxes Receivable	2,687	134
Prepaid Expenses	1,234	1,211
Inventories	40,058	41,541
Current Assets of Discontinued Operation - EMD	4	—
Deferred Income Taxes	2,599	2,727

Total Current Assets	96,601	87,100

Property, Plant and Equipment	233,606	224,388
Accumulated Depreciation and Amortization	(160,468)	(149,828)

Net Property, Plant and Equipment	73,138	74,560

Other Assets:
Investment in Joint Venture	2,153	1,694
Goodwill	1,319	1,319
Deferred Income Taxes	813	3,496
Other	544	1,058

Total Other Assets	4,829	7,567

Total Assets	$174,568	$169,227

Liabilities
Current Liabilities:
Accounts Payable	$30,492	$25,938
Accrued Payroll Related Expenses	5,877	10,355
Accrued Expenses	5,896	5,753
Current Liabilities of Discontinued Operation—EMD	467	—
Current Liabilities of Discontinued Operation, Net—Pinole Point Steel	216	366

Total Current Liabilities	42,948	42,412

Long-Term Liabilities:
Long-Term Debt	—	1,100
Other	9,748	9,473

Total Long-Term Liabilities	9,748	10,573

Shareowners’ Equity
Preferred Stock	—	—
Common Stock	378	377
Additional Paid-In Capital	78,573	77,402
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	88,131	82,927
Accumulated Other Comprehensive Income	1,318	2,064

Total Shareowners’ Equity	121,872	116,242

Total Liabilities and Shareowners’ Equity	$174,568	$169,227

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For The Fiscal Years Ended February 28,
	2006	2005
Cash Flows From:
Operating Activities:
Net Income (Loss)	$5,204	$(320)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,526	11,802
Provision for Deferred Income Taxes	6,144	3,008
Compensatory Effect of Stock Plans	(67)	110
Tax Benefit of Stock Options	125	380
Gain on Sale of Asset	—	(176)
Loss on Disposal of Assets	106	—
Other, Net	(196)	(178)
Changes in Assets and Liabilities:
Receivables	2,715	700
Income Taxes Receivable	(2,678)	(83)
Prepaid Expenses	(37)	85
Inventories	1,176	(10,140)
Accounts Payable	1,909	5,167
Accrued Expenses	(6,657)	(2,453)
Other, Net	(141)	(297)

Net Cash Provided by Continuing Operations	19,129	7,605
Net Cash Provided by (Used in) Discontinued Operations	1,147	(2,171)

Net Cash Provided by Operating Activities	20,276	5,434

Investing Activities:
Capital Expenditures	(8,449)	(5,117)
Proceeds from Sale of Asset	—	2,822
Change in Restricted Cash Related to Letters of Credit	—	3,357
Other	—	124

Net Cash Provided by (Used in) Investing Activities	(8,449)	1,186

Financing Activities:
Proceeds under Line of Credit	19,000	84,318
Payments of Long-Term Debt	(20,100)	(127,162)
Issuance of Common Stock	1,114	4,533

Net Cash Provided by (Used in) Financing Activities	14	(38,311)

Effect of Exchange Rate Changes on Cash	(15)	(18)
Net Increase (Decrease) in Cash	11,826	(31,709)
Cash and Cash Equivalents at Beginning of Year	1,774	33,483

Cash and Cash Equivalents at End of Year	$13,600	$1,774